STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC LIMITED LIABILITY COMPANY INTO DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the Delaware corporation is Aeternum Health, Inc., and the name of the Delaware limited liability company being merged into the Delaware corporation is Aeternum Health LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 264 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Aeternum Health, Inc..

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on July 1, 2026.

SIXTH: The executed Agreement of Merger is on file at Aeternum Health, Inc. 153 SE Strada Cervaro, Port Saint Lucie, FL 34952, an office of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30th day of June, A.D., 2026.

By: /s/ Jeff Kim
Authorized Officer

Name: Jeff Kim, President and CEO
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